AGREEMENT
FOR
CONSULTANCY SERVICES

Agreement entered into this 15th day of August, 2004 , by and between Stellar Biotechnologies, Inc., 417 E. Hueneme Rd., Port Hueneme, CA 9304, (hereinafter referred to as "Stellar") and Dr. Daniel E. Morse (hereinafter referred to as "Consultant"), and collectively referred to as "the Parties'.

WITNESSETH:

WHEREAS, Stellar is a California Corporation engaged in research and development of marine products, and

WHEREAS, Stellar wishes to engage Consultant to perform certain duties on its behalf, and

NOW, in consideration of the foregoing premises and the mutual covenants of the Parties set forth herein, the Parties hereby agree as follows:

ARTICLE 1 - SCOPE OF WORK;

Consultant will provide consulting services to support business development as may be specified from time to time by Stellar.

ARTICLE 2— TERM AND TERMINATION

2.1 Term

This Agreement shall commence on the date first written above and shall remain in full force and effect until notice of the intent to terminate is given by either party.

2.2 Early Termination

This Agreement may be terminated at any time upon notice given by either party during the initial term of this agreement or any extension thereof.

2.3

Extension of Term

Upon written agreement of the Parties, this agreement may be extended for such additional term(s) under that same terms and conditions, as may be deemed desirable.

2.4

Continuing Obligations

Notwithstanding the termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement with respect to matters arising and liabilities accruing during the term hereof.

3.1 Consulting Services:

Stellar shall pay to Consultant the sum of $3,945.42 per month for services as set forth in Article 1.

3.2 Other Expenses:

In addition to the amounts listed above, Stellar will reimburse consultant for its actual out-of-pocket expenses required for reasonable performance of the Work. Such expenses to be approved by Stellar in advance.

3.3 Early Termination

ARTICLE 4- NOTIFICATIONS

Notices, reports and other written communications required or permitted by this Agreement to be given or sent by one Party to the other shall be delivered by special carrier, mailed (only if it is reasonable to expect such mail will be delivered within five (5) days) to:

Consultant Address:

Dr. Daniel E Morse

128 Via Alicia

Santa Barbara, CA 931098

(805) 695-8972

Stellar Address:

Stellar Biotechnologies, Inc.

417 E. Hueneme Rd. #170

Port Hueneme, CA, 93041

Attn: Frank Oakes

Phone: (805) 488-2147

E-mail: liveoakes@aol.com

Article 11 – DATA AND CONFIDENTIALITY

5.1 Data

All plans. specifications, notes, drawings, and other materials used or produced by Consultant in performing the work under this Agreement shall remain the property Stellar.

Consultant is in no way entitled to copy or use specifications, notes, drawings, manuals and all other materials for sale or for disclosure to a third party and is not entitled to use the same materials for any purposes whatsoever beyond the project for which they were originally prepared.

5.2 Confidentiality

Consultant engages to treat all information received from Stellar, whether this information concerns drawings, designs, descriptions, specifications, lists of parts/equipment, operating manuals, and all other materials and information provided by Stellar by Stellar as Confidential, and furthermore agrees not to disclose any of said materials or information to any third party without the written approval of Stellar.

If it should be proved that a third party has unjustifiably obtained access to such information due to an intentional or negligent act or omission of either of the Parties, the responsible Party is liable for any and all losses which arise therefrom.

ARTICLE 6 – JURISDICTION AND LEGALITY

6.1

Jurisdiction

Any dispute arising under or by virtue of this Agreement or any difference in opinion between the Parties hereto concerning their rights and obligations under this Agreement shall be finally resolved by arbitration. Such arbitration proceedings shall take place in Ventura, CA, USA, in accordance with the applicable rules of arbitration of the American Arbitration Association. The decision of the arbitration proceedings shall be final and binding upon both Parties.

6.2 Legal Adherence

Consultant and Stellar respectively agree to comply with all laws, rules and regulations, which are now or may become applicable to operations covered by this Agreement and any work connected herewith. This Agreement shall be construed and interpreted in accordance with the laws of The United States of America.

ARTICLE 7 — MISCELLANEOUS

7.1 Taxes

Consultant shall be solely responsible for any taxes levied on the work under this Agreement, including, but not limited to payroll taxes.

7.2 Entire Agreement

This Agreement represents the entire agreement between the Parties and supersedes and replaces all prior communications, written or oral, between the Parties relating to the matters covered herein.

16.5

Inurement

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties, notwithstanding any other provision herein.